EXHIBIT 21.1

Subsidiaries of the Registrant

•	AmbiCom Acquisition Corporation, a Nevada corporation

•	AmbiCom, Inc., a California corporation (wholly-owned subsidiary of AmbiCom Acquisition Corporation)